Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE SECOND QUARTER OF FISCAL 2018

Red Bank, N.J.  April 27, 2018  -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.19 per unit for the second quarter of fiscal 2018, payable on May 30, 2018 to holders of record on May 18, 2018. Natural gas sold during the first calendar quarter of 2018 is the primary source of royalty income on which the May 2018 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.19 per unit is the same as the distribution of $0.19 per unit for the second quarter of fiscal 2017. Specific details will be available in the earnings press release scheduled for publication on or about May 16, 2018.

The table below shows an estimate of the amount of royalties anticipated to be received in the third quarter of fiscal 2018 based on the actual amount of royalties that were payable to the Trust for the first calendar quarter of 2018. Amounts in dollars are based on the current exchange rate of 1.210975. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred.

Estimated Combined Royalties Anticipated in	Combined Royalties in Euros	Combined Royalties in Dollars	Dollar Royalties in Cents per Unit
May	Euros 541,159	$655,330	$0.0713
June	Euros 541,159	$655,330	$0.0713
July	Euros 541,159	$655,330	$0.0713

The cumulative 12-month distribution, which includes the May 2018 distribution and the three prior quarterly distributions, is $0.78 per unit. This 12-month cumulative distribution is 27.87% or $0.17 per unit higher than the prior 12-month distribution of $0.61 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.